Pricing Supplement Dated October 9, 1996                    Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $5,000,000
Agent's Discount
  or Commission:             $50,000
Net Proceeds to Company:     $4,950,000
Interest Rate:               6.50% per annum
Issue Date:                  10/22/96
Maturity Date:               10/22/01
Interest Payment Dates:      Each April 1 and October 1, and at Maturity
                             commencing April 1, 1997 and ending on the
                             Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 10/10/96 to 10/10/01

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes	/X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry             / /  Certificated

Other:
      Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated has purchased the Notes as principal at a discount, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale.